Exhibit 99.1

CONTACTS:	Investor Relations:
Leslie Hunziker
(239) 552-5700
investorrelations@hertz.com

Media:
Richard Broome
(239) 552-5558
rbroome@hertz.com

HERTZ REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS Company announces 2014 revenue and earnings guidance

•                  Record fourth quarter worldwide revenues of $2,556.3 million, up 10.2% over the prior year period.

•                  Fourth quarter adjusted pre-tax income(1) of $186.3 million, versus $210.7 million in the fourth quarter of 2012, and adjusted diluted earnings per share of $0.26 compared with $0.33 in the prior year period;

•                  Fourth quarter GAAP pre-tax income of $62.3 million and GAAP diluted loss per share of $0.00, compared with a loss of ($43.1) million and ($0.09) per share, respectively, in the prior year period.

•                  Record full year worldwide revenues of $10.8 billion, up 19.4% YOY, which generated record full year worldwide adjusted pre-tax income(1) of $1,153.2 million, an increase of 29.2% year-over-year, and record GAAP pre-tax income of $663.1 million, an increase of 50.2% year-over-year.

•                  Record full year worldwide Corporate EBITDA(1) of $2,043.7 million, an increase of 25.7% from $1,626.4 million in the prior year period.

Naples, FL, March 18, 2014 — Hertz Global Holdings, Inc. (NYSE: HTZ) (with its subsidiaries, the “Company” or “we”) reported record fourth quarter 2013 worldwide revenues of $2.6 billion, an increase of 10.2% year-over-year.  U.S. car rental revenues for the quarter increased 14.1% year-over-year to $1,476.3 million, primarily due to Dollar Thrifty, which was acquired on November 19, 2012, partially offset by the December 2012 divestiture of Advantage.  International car rental revenues for the quarter increased 5.8% year-over-year to $544.2 million.  Revenues from worldwide equipment rental for the fourth quarter were $400.9 million, up 4.0% year-over-year. All other operations revenues for the quarter increased 6.8% year-over-year to $134.9 million.

Worldwide adjusted pre-tax income(1) was $186.3 million, versus adjusted pre-tax income of $210.7 million in the same period in 2012, and pre-tax income, on a GAAP basis, was $62.3 million versus a pre-tax loss of $43.1 million in the fourth quarter of 2012. Fourth quarter 2013 adjusted net income(1) was $121.1 million, versus $139.1 million in the same period of 2012, resulting in adjusted diluted earnings per share(1) for the quarter of 2013 of $0.26, compared to $0.33 for the fourth quarter of 2012.  On a GAAP basis, fourth quarter 2013 net loss attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders was $0.6 million or $0.00 per share on a diluted basis, compared to a loss of $36.8 million or $0.09 per share on a diluted basis for the fourth quarter of 2012.

“In a difficult fourth quarter, we achieved an adjusted earnings per share of $0.26 despite an estimated $0.12 impact of lower than expected pricing and higher expenses related to carrying extra fleet,” said Mark P. Frissora, the Company’s chairman and chief executive officer. “However, 2013 was another record-setting year for Hertz on both revenues and profits.  We achieved a fourth consecutive year of 20%+ adjusted pre-tax income and EPS growth in 2013, on revenues which increased 19.4%,” Frissora added.

INCOME MEASUREMENTS, FOURTH QUARTER 2013 & 2012

	Q4 2013			Q4 2012(b)
(in millions, except per share amounts)	Pre-tax Income	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Pre-tax Income (Loss)	Net Income (Loss)	Diluted Earnings (Loss) Per Share
Earnings Measures, as reported (EPS based on 464.3M and 421.1M diluted shares, respectively)(a)	$62.3	$(0.6)	$(0.00)	$(43.1)	$(36.8)	$(0.09)
Adjustments:
Purchase accounting	32.5			32.9
Debt-related charges	13.8			17.3
Integration expenses	10.9			—
Restructuring and restructuring -related charges	26.9			14.5
Derivative losses	0.5			1.0
Acquisition related costs	4.8			144.1
Relocation costs	3.4			—
Premiums paid on debt	28.7			—
Other(c)	2.5			44.0
Adjusted pre-tax income	186.3	186.3		210.7	210.7
Assumed provision for income taxes at 35% in 2013 and 34% in 2012		(65.2)			(71.7)
Earnings Measures, as adjusted (EPS based on 464.3M and 421.1M diluted shares, respectively)(a)	$186.3	$121.1	$0.26	$210.7	$139.1	$0.33

(a)         We had a change in policy in Q1 2013 with respect to settling the conversion of our 5.25% Convertible Senior Notes due June 2014.  For 2013, this policy change results in an adjustment to the numerator (net income) of our earnings per share computation.  The numerator is adjusted to add back the after-tax amount of interest recognized in the period associated with the Convertible Senior Notes on the same pro rata basis.

(b)         During the fourth quarter of 2013, management identified errors and revised previously issued financial statements as of and for the years ended December 31, 2012 and 2011 and the related interim periods. We have concluded that these out of period errors to previously issued financial statements are not material. These errors and revised financial statements will be more fully described in our Form 10-K.

(c)          In 2012, primarily represents expenses related to the withdrawal from a multiemployer pension plan of $23.2 million, litigation accrual of $14.0 million and expenses associated with the impact of Hurricane Sandy of $7.9 million.

Net cash provided by operating activities in 2013 was $3,589.7 million, compared to $2,709.8 million in 2012, an increase of $879.9 million.  Free cash flow(1) for the year ended December 31, 2013 was $448.7 million an increase of $293.6 million compared to the same period last year. The year-over-year improvement in free cash flow was primarily driven by earnings growth and improved working capital that more than offset a $60.2 million increase in net investments. The increase in year-over-year net investments related to car rental fleet growth and non-fleet capital expenditures offset by a reduction in equipment rental fleet growth.  The Company ended the fourth quarter of 2013 with total debt of $16.3 billion and net corporate debt(1) of $6.0 billion, compared with total debt of $15.4 billion and net corporate debt of $5.9 billion as of December 31, 2012.

In November 2013, we issued 4.375% Senior Notes due 2019 in an aggregate original principal amount of €425.0 million (the equivalent of $584.3 million as of December 31, 2013).  We paid premiums of $28.7 million to redeem all of the then-outstanding 8.50% Senior Secured Notes due 2015 with an aggregate original principal amount of €400.0 million (the equivalent of $550.0 million as of December 31, 2013).

Effective in the third quarter of 2013, we changed our segment reporting to the following new segments: U.S. car rental (which includes our U.S. airport and off-airport businesses), international car rental (which includes Canada, Europe, Latin and South America, Caribbean, Asia, Africa, Australia and New Zealand), worldwide equipment rental and all other operations (which includes Donlen together with other business activities, such as our third party claim management services).  Previously, U.S. car rental, international car rental and Donlen were included in our worldwide car rental segment. Our fourth quarter results present our new segments with the comparable 2012 period revised as well.

U.S. CAR RENTAL

U.S. car rental revenues were $1,476.3 million for the fourth quarter of 2013, an increase of 14.1% from the prior year period. The Company’s transaction days for the quarter increased 16.1% over the fourth quarter of 2012 largely due to the acquisition of Dollar Thrifty, partially offset by the Advantage divestiture. U.S. off-airport total revenues for the fourth quarter increased 9.8% year-over-year.

U.S. car rental adjusted pre-tax income for the fourth quarter of 2013 was $169.7 million, a decrease of $47.9 million from $217.6 million in the prior year period.  U.S. car rental achieved an adjusted pre-tax margin(1) of 11.5% for the quarter, versus 16.8% in the prior year period.  On a GAAP basis, U.S. car rental pre-tax income was $144.2 million, an increase of $45.3 million from $98.9 million in the prior year period.

The U.S. average number of Company-operated vehicles for the fourth quarter of 2013 was 472,200, an increase of 22.4% over the prior year period, largely due to the acquisition of Dollar Thrifty.

INTERNATIONAL CAR RENTAL

International car rental revenues were $544.2 million for the fourth quarter of 2013, an increase of 5.8% from the prior year period. Transaction days for the quarter increased 5.5% over the fourth quarter of 2012 largely due to strong performance across Europe.

International car rental adjusted pre-tax income for the fourth quarter of 2013 was $15.2 million, an improvement of $26.2 million from a loss of $11.0 million in the prior year period, and Corporate EBITDA(1) for the period was $30.7, an increase of $31.1 million from the prior year period.  The result was driven by stronger volumes and pricing, lower net depreciation per vehicle and lower interest expense as part of refinancing the 8.50% Senior Secured Notes.  On a GAAP basis, the international car rental pre-tax loss was $34.5 million compared to $26.6 million in the prior year period.

The average number of Company-operated vehicles in the international car rental segment for the fourth quarter of 2013 was 154,300, an increase of 3.6% over the prior year period.

WORLDWIDE EQUIPMENT RENTAL

Worldwide equipment rental revenues were $400.9 million for the fourth quarter of 2013, a 4.0% increase from the prior year period. The primary drivers of the increase were stronger equipment rental volumes, up

9.8%, and a 2.4% increase in pricing. Volume increased as the industry continued its recovery in North America. The recovery has been led by continued strength in oil and gas, industrial and specialty markets, and the early beginnings of the construction recovery.

Adjusted pre-tax income for worldwide equipment rental for the fourth quarter of 2013 was $85.4 million, an improvement of $3.0 million from $82.4 million in the prior year period, primarily attributable to the effects of increased volume, improved pricing and cost management initiatives including improved time and dollar utilization.  Worldwide equipment rental achieved an adjusted pre-tax margin of 21.3% and a Corporate EBITDA margin(1) of 44.8% for the quarter.  On a GAAP basis, worldwide equipment rental achieved pre-tax income of $63.7 million and pre-tax margin of 15.9% for the quarter compared to pre-tax income of $51.5 million and pre-tax margin of 13.4% in the prior year period.

ALL OTHER OPERATIONS

Our all other operations segment revenues were $134.9 million for the fourth quarter of 2013, an increase of 6.8% from the prior year period, primarily due to increased volumes in our Donlen operations.

Adjusted pre-tax income for our all other operations segment for the fourth quarter 2013 was $14.8 million which achieved an adjusted pre-tax margin of 11.0%.  On a GAAP basis, pre-tax income was $8.8 million for the fourth quarter 2013 compared to $8.5 million in the prior year period, and pre-tax margin was 6.5% for the fourth quarter 2013 compared to 6.7% in the prior year period.

FULL YEAR RESULTS

Worldwide revenue for the full year 2013 was $10.8 billion, an increase of 19.4% over the prior year.  U.S. car rental revenues for the year increased 29.2% to $6.3 billion.  International car rental revenues for the year increased 5.0% (a 4.7% increase excluding the effects of foreign currency) to $2.4 billion.  Revenues for worldwide equipment rental for the year increased 11.0% (an 11.5% increase excluding the effects of foreign currency) to $1.5 billion.

Adjusted pre-tax income for the year was $1,153.2 million, an increase of 29.2% from prior year amount of $892.3 million and pre-tax income, on a GAAP basis, was $663.1 million, an increase of 50.2%, versus $441.4 million in 2012.  Corporate EBITDA for the year was $2,043.7 million, an increase of 25.6% from prior year amount of $1,626.6 million.

Full year 2013 adjusted net income was $749.6 million, an increase of 27.3% from 2012, resulting in adjusted diluted earnings per share for the year of $1.63, compared to $1.31 in the prior year.  Full year 2013 net income, on a GAAP basis, was $346.2 million or $0.76 per share on a diluted basis, compared with $238.6 million, or $0.53 per share on a diluted basis, for 2012.

INCOME MEASUREMENTS, FULL YEAR 2013 & 2012

	Full Year 2013			Full Year 2012(e)
(in millions, except per share amounts)	Pre-tax Income	Net Income	Diluted Earnings Per Share	Pre-tax Income (Loss)	Net Income	Diluted Earnings Per Share
Earnings Measures, as reported (EPS based on 463.9M and 448.2M diluted shares, respectively)(d)	$663.1	$346.2	$0.76	$441.4	$238.6	$0.53
Adjustments:
Purchase accounting	132.2			109.6
Debt-related charges	68.4			83.6
Integration expenses	40.0			—
Restructuring and related charges	98.8			49.1
Derivative losses	1.0			0.9
Acquisition related costs	18.5			163.7
Relocation costs	7.8			—
Impairment charges and other(f)	44.0			—
Premiums paid on debt	28.7			—
Other(g)	50.7			44.0
Adjusted pre-tax income	1,153.2	1,153.2		892.3	892.3
Assumed provision for income taxes at 35% in 2013 and 34% in 2012		(403.6)			(303.4)
Earnings Measures, as adjusted (EPS based on 463.9M and 448.2M diluted shares, respectively)(d)	$1,153.2	$749.6	$1.63	$892.3	$588.9	$1.31

(d)         We had a change in policy in Q1 2013 with respect to settling the conversion of our 5.25% Convertible Senior Notes due June 2014.  For 2013, this policy change results in an adjustment to the numerator (net income) of our earnings per share computation.  The numerator is adjusted to add back the after-tax amount of interest recognized in the period associated with the Convertible Senior Notes on the same basis.

(e)          During the fourth quarter of 2013, management identified errors and revised previously issued financial statements as of and for the years ended December 31, 2012 and 2011 and the related interim periods. We have concluded that these out of period errors to previously issued financial statements are not material. These errors and revised financial statements will be more fully described in our Form 10-K.

(f)           Related to the bankruptcy of Simply Wheelz, LLC, the purchaser of our Advantage business.

(g)          In 2013, primarily represents $39.4 million in expenses related to the loss on conversion of the Convertible Senior Notes and litigation accrual of $5.7 million.  In 2012, primarily represents expenses related to the withdrawal from a multiemployer pension plan of $23.2 million, litigation accrual of $14.0 million and expenses associated with the impact of Hurricane Sandy of $7.9 million.

OUTLOOK

For the full year 2014, the Company forecasts the following:

	Full Year 2014 Guidance	Mid-Range % Variance YOY
Revenues	$11.40B - $11.70B	7.2%
Corporate EBITDA(2)	$2.06B - $2.42B	9.6%
Adjusted Pre-Tax Income(2)	$1.21B - $1.43B	14.5%
Adjusted Net Income(2)	$785M - $925M	14.1%
Adjusted Diluted Earnings Per Share(2)	$1.70 - $2.00	13.5%
Free Cash Flow(2)	$550M - $650M	33.7%

Hertz forecasts full year 2014 revenues in the range of $11,400 million - $11,700 million based on U.S and International RAC revenue growth forecasted between 6% and 8% and 5% to 7%, respectively.  Dollar Thrifty revenue and cost synergies for 2014 are estimated at $120 million and $100 million, respectively.  The Company forecasts a diluted share count of 465 million shares in 2014.

Mark Frissora, commenting on the Company’s outlook, said, “We believe Hertz will achieve its fifth consecutive year of double-digit adjusted pre-tax income and EPS growth in 2014.  We are forecasting Q1 adjusted earnings per share of between $0.07 and $0.09, reflecting the impact, estimated at $0.07 to $0.08 adjusted earnings per share this quarter, of excess U.S. rental car fleet, although we expect fleet levels to be aligned with transaction day growth by the end of this quarter.  In January and February, we were pleased with higher-than-anticipated Hertz U.S. RAC airport demand and pricing, attributable to two increases we instituted early last December, despite carrying extra fleet. Our 2014 guidance range reflects a balanced, current assessment of residual value risks, pricing and demand sensitivities.  We intend to close the guidance range as the year unfolds,” Frissora concluded.

In a separate press release issued today, the Company announced that its Board of Directors has approved plans to separate the Hertz car and equipment rental businesses into two independent, publicly traded companies.  Additionally, the Board approved a new share repurchase program totaling $1 billion which replaces the existing program.

RESULTS OF THE HERTZ CORPORATION

The Company’s operating subsidiary, The Hertz Corporation (“Hertz”), posted the same revenues for the fourth quarter of 2013 as the Company.  Hertz’s fourth quarter 2013 pre-tax income was $65.2 million versus the Company’s pre-tax income of $62.3 million.  The difference between Hertz’s and the Company’s results is primarily due to additional interest expense recognized by the Company on its 5.25% Convertible Senior Notes issued in May and September 2009.

(1)         Adjusted pre-tax income, adjusted pre-tax margin, Corporate EBITDA, Corporate EBITDA margin, adjusted net income, adjusted diluted earnings per share, free cash flow and net corporate debt are non-GAAP measures.  See the accompanying Tables and Exhibit for the reconciliations and definitions for each of these non-GAAP measures and the reason the Company’s management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations.

(2)         Management believes that Corporate EBITDA, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share are useful in measuring the comparable results of the Company period-over-period.  The GAAP measures most directly comparable to Corporate EBITDA, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share are (i) pre-tax income and cash flows from operating activities, (ii) pre-tax income, (iii) net income, and (iv) diluted earnings per share, respectively.  Because of the forward-looking nature of the Company’s forecasted Corporate EBITDA, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share, specific quantifications of the amounts that would be required to reconcile forecasted cash flows from operating activities, pre-tax income and net income are not available.  The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company’s derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations.  Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Corporate EBITDA, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share to forecasted cash flows from operating activities, pre-tax income, net income and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

CONFERENCE CALL INFORMATION

The Company’s fourth quarter 2013 earnings conference call will be held on Tuesday, March 18, 2014, at 10:00 a.m. (EDT). To access the conference call live, dial (800) 230-1074 in the U.S. and 612-288-0342 for international callers using the passcode: 321999 or listen via webcast at www.hertz.com/investorrelations.

The conference call will be available for replay one hour following the conclusion of the call until April 1, 2014 by calling 800-475-6701 in the U.S. or 320-365-3844 for international callers with the passcode: 321999.  The press release and related tables containing the reconciliations of non-GAAP measures will be available on our website, www.hertz.com/investorrelations.

2013 ANNUAL MEETING OF STOCKHOLDERS DATE AND RECORD DATE

The Company’s Board of Directors has set the date and time of the annual meeting of stockholders for May 14, 2014 at 10:30 a.m. (Eastern time) at The Ritz Carlton, Naples, located at 280 Vanderbilt Beach Road, Naples, Florida 34108.  Registration and seating will begin at 10:00 a.m.  Holders of record at the close of business on March 21, 2014 will be entitled to vote at the meeting.

ABOUT THE COMPANY

Hertz operates its car rental business through the Hertz, Dollar, Thrifty and Firefly brands from approximately 11,555 corporate and licensee locations in approximately 145 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand.  Hertz is the largest worldwide airport general use car rental brand, operating from approximately 10,090 corporate and licensee locations in approximately 145 countries. Our Dollar and Thrifty brands have approximately 1,400 corporate and franchise locations in approximately 75 countries. Hertz is the number one airport car rental brand in the U.S. and at 130 major airports in Europe.  Hertz is an inaugural member of Travel + Leisure’s World’s Best Awards Hall of Fame and was recently named, for the thirteenth time, by the magazine’s readers as the Best Car Rental Agency. Hertz was also voted the Best Overall Car Rental Company in Zagat’s 2013/14 U.S. Car Rental Survey, earning top honors in 14 additional categories, and the Company swept the global awards for Best Rewards Program and Best Overall Benefits from FlyerTalk.com. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, and unique vehicles offered through the Company’s Adrenaline, Prestige, Green Traveler, and Dream Car Collections, also set Hertz apart from the competition. Additionally, Hertz owns the vehicle leasing and fleet management leader Donlen Corporation and operates the Hertz 24/7TM hourly car rental business. The Company also owns a leading North American equipment rental business, Hertz Equipment Rental Corporation, which includes Hertz Entertainment Services. More information about the Company can be found at www.abouthertz.com.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in the press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning the Companies’ outlook, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Companies have made in light of industry experience as well as perceptions of historical trends, current conditions, expected future developments and other factors that the Companies believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; the effect of our proposed separation of our equipment rental business and ability to obtain the expected benefits of any related transaction; our ability to collect amounts owed by Simply Wheelz, LLC and uncertainty of our future commercial arrangements with Franchise Services of North America and its subsidiary Simply Wheelz, LLC; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives; occurrences that disrupt rental activity during our peak periods; our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; our ability to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly; our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness; our ability to integrate the car rental operations of Dollar Thrifty and realize operational efficiencies from the acquisition; the risk that expected synergies and cost savings from the Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the operational and profitability impact of the Advantage divestiture and the divestiture of the airport locations that we agreed to undertake in order to secure regulatory approval for the Dollar Thrifty acquisition; safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; financial instability of the manufacturers of our vehicles and equipment; any impact on us from the actions of our licensees, franchisees, dealers and independent contractors; our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; our ability to successfully integrate acquisitions and complete dispositions; our ability to maintain favorable brand recognition; costs and risks associated with litigation; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins; our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates; changes to our senior management team; the effect of tangible and intangible asset impairment charges; the impact of our derivative instruments, which can be affected by fluctuations in interest rates and commodity prices; and our exposure to fluctuations in foreign exchange rates.  Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Companies therefore caution you against relying on these forward-looking statements. All forward-looking statements attributable to the Companies or persons acting on the Companies’ behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Companies undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables and Exhibit:

Table 1:         Condensed Consolidated Statements of Operations for the Three and Twelve Months Ended December 31, 2013 and 2012

Table 2:         Condensed Consolidated Statements of Operations As Reported and As Adjusted for the Three and Twelve Months Ended December 31, 2013 and 2012

Table 3:         Segment and Other Information for the Three and Twelve Months Ended December 31, 2013 and 2012

Table 4:         Selected Operating and Financial Data as of or for the Three and Twelve Months Ended December 31, 2013 compared to December 31, 2012 and Selected Balance Sheet Data as of December 31, 2013 and December 31, 2012

Table 5:         Condensed Consolidated Statements of Operations By Reportable Segments for the Three and Twelve Months Ended December 31, 2013 and 2012

Table 6:         Non-GAAP Reconciliations of Adjusted Pre-Tax Income (Loss) and Adjusted Net Income (Loss) for the Three and Twelve Months Ended December 31, 2013 and 2012

Table 7:         Non-GAAP Reconciliations of Free Cash Flow, EBITDA, and Corporate EBITDA for the Three and Twelve Months Ended December 31, 2013 and 2012

Table 8:         Non-GAAP Reconciliations of Operating Cash Flows to EBITDA for Three and Twelve Months Ended December 31, 2013 and 2012, Net Corporate Debt, Net Fleet Debt and Total Net Debt as of December 31, 2013, 2012 and 2011, and September 30, 2013 and 2012, Total RPD and Equipment Rental and Rental Related Revenue for the Three and Twelve Months Ended December 31, 2013 and 2012

Exhibit 1: Non-GAAP Measures: Definitions and Use/Importance

Table 1

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

Unaudited

	Three Months Ended		As a Percentage
	December 31,		of Total Revenues
	2013	2012	2013	2012
Total revenues	$2,556.3	$2,319.7	100.0%	100.0%

Expenses:
Direct operating	1,439.3	1,257.7	56.3%	54.2%
Depreciation of revenue earning equipment and lease charges	643.0	550.0	25.2%	23.7%
Selling, general and administrative	222.2	331.1	8.7%	14.3%
Interest expense	173.1	180.5	6.8%	7.8%
Interest income	(4.3)	(2.6)	(0.2)%	(0.1)%
Other (income) expense, net	20.7	46.1	0.8%	2.0%
Total expenses	2,494.0	2,362.8	97.6%	101.9%
Income (loss) before income taxes	62.3	(43.1)	2.4%	(1.9)%
(Provision) benefit for taxes on income	(62.9)	6.3	(2.5)%	0.3%
Net loss attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(0.6)	$(36.8)	(0.1)%	(1.6)%

Weighted average number of shares outstanding:
Basic	447.2	421.1
Diluted	464.3	421.1

Loss per share attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders:
Basic	$—	$(0.09)
Diluted	$—	$(0.09)

	Year Ended		As a Percentage
	December 31,		of Total Revenues
	2013	2012	2013	2012
Total revenues	$10,771.9	$9,024.9	100.0%	100.0%

Expenses:
Direct operating	5,752.0	4,806.0	53.4%	53.3%
Depreciation of revenue earning equipment and lease charges	2,525.5	2,128.9	23.4%	23.6%
Selling, general and administrative	1,022.2	968.1	9.5%	10.7%
Interest expense	716.0	649.9	6.6%	7.2%
Interest income	(11.6)	(4.9)	(0.1)%	(0.1)%
Other (income) expense, net	104.7	35.5	1.0%	0.4%
Total expenses	10,108.8	8,583.5	93.8%	95.1%
Income before income taxes	663.1	441.4	6.2%	4.9%
Provision for taxes on income	(316.9)	(202.8)	(2.9)%	(2.2)%
Net income attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$346.2	$238.6	3.2%	2.6%

Weighted average number of shares outstanding:
Basic	422.3	419.9
Diluted	463.9	448.2

Earnings per share attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders:
Basic	$0.82	$0.57
Diluted (a)	$0.76	$0.53

(a)  We had a change in policy in Q1 2013 with respect to settling the conversion of our 5.25% Convertible Senior Notes due June 2014.  For 2013, this policy change results in an adjustment to the numerator (net income) of our earnings per share computation.  The numerator is adjusted to add back the after-tax amount of interest recognized in the period associated with the Convertible Senior Notes on the same pro rata basis.

Note: During the fourth quarter of 2013, management identified certain errors and revised previously issued financial statements as of and for the years ended December 31, 2012 and 2011 and the related interim periods. These out of period errors totaling $47.9 million, of which $34.7 million ($21.0 million, net of tax) related to vendor incentives (reduced pre-tax income by $12.9 million in 2011 and $2.4 million in 2012) which had been accounted for as a reduction of marketing expenses instead of reducing the cost of revenue earning equipment, charges related to certain assets and allowances for doubtful accounts in Brazil (reduced pre-tax income by $4.4 million in 2010, $6.2 million in 2011 and $3.6 million in 2012), as well as other immaterial errors (decreased pre-tax income by $2.4 million in 2010 and $3.2 million in 2012, and increased pre-tax income by $ 0.4 million in 2011). We have concluded that these errors to previously issued financial statements are not material. These errors and revised financial statements will be more fully described in our Form 10-K.

Table 2

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

Unaudited

	Three Months Ended December 31, 2013				Three Months Ended December 31, 2012
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Total revenues	$2,556.3	$—		$2,556.3	$2,319.7	$—		$2,319.7

Expenses:
Direct operating	1,439.3	(62.1	)(a)	1,377.2	1,257.7	(42.7	)(a)	1,215.0
Depreciation of revenue earning equipment and lease charges	643.0	(4.2	)(b)	638.8	550.0	(4.1	)(b)	545.9
Selling, general and administrative	222.2	(21.1	)(c)	201.1	331.1	(126.4	)(c)	204.7
Interest expense	173.1	(13.8	)(d)	159.2	180.5	(34.8	)(d)	145.7
Interest income	(4.3)			(4.3)	(2.6)			(2.6)
Other (income) expense, net	20.7	(22.8	)(e)	(2.1)	46.1	(45.8	)(e)	0.3
Total expenses	2,494.0	(124.0)		2,370.0	2,362.8	(253.8)		2,109.0
Income (loss) before income taxes	62.3	124.0		186.3	(43.1)	253.8		210.7
(Provision) benefit for taxes on income	(62.9)	(2.3	)(f)	(65.2)	6.3	(77.9	)(f)	(71.6)
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(0.6)	$121.7		$121.1	$(36.8)	$175.9		$139.1

Weighted average number of diluted shares outstanding	464.3	464.3		464.3	421.1	421.1		421.1
Diluted earnings (loss) per share (g)(h)	$—	$0.26		$0.26	$(0.09)	$0.42		$0.33

	Year Ended December 31, 2013				Year Ended December 31, 2012
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Total revenues	$10,771.9	$—		$10,771.9	$9,024.9	$—		$9,024.9

Expenses:
Direct operating	5,752.0	(199.0	)(a)	5,553.0	4,806.0	(131.1	)(a)	4,674.9
Depreciation of revenue earning equipment and lease charges	2,525.5	(11.9	)(b)	2,513.6	2,128.9	(12.1	)(b)	2,116.8
Selling, general and administrative	1,022.2	(105.5	)(c)	916.7	968.1	(160.8	)(c)	807.3
Interest expense	716.0	(68.4	)(d)	647.6	649.9	(101.1	)(d)	548.8
Interest income	(11.6)			(11.6)	(4.9)			(4.9)
Other (income) expense, net	104.7	(105.3	)(e)	(0.6)	35.5	(45.8	)(e)	(10.3)
Total expenses	10,108.8	(490.1)		9,618.7	8,583.5	(450.9)		8,132.6
Income before income taxes	663.1	490.1		1,153.2	441.4	450.9		892.3
Provision for taxes on income	(316.9)	(86.7	)(f)	(403.6)	(202.8)	(100.6	)(f)	(303.4)
Net income attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$346.2	$403.4		$749.6	$238.6	$350.3		$588.9

Weighted average number of diluted shares outstanding	463.9	463.9		463.9	448.2	448.2		448.2
Diluted earnings per share (g)(h)	$0.76	$0.87		$1.63	$0.53	$0.78		$1.31

(a)         Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities relating to purchase accounting.  For the three months ended December 31, 2013 and 2012, also includes restructuring and restructuring related charges of $24.8 million and $7.3 million, respectively.  For the year ended December 31, 2013 and 2012, also includes restructuring and restructuring related charges of $45.8 million and $28.6 million, respectively. Also includes $7.9 million related to the impact of Hurricane Sandy for the three and twelve months ended December 31, 2012.

(b)         Represents the increase in depreciation of equipment rental revenue earning equipment based upon its revaluation relating to purchase accounting.

(c)          Represents an increase in depreciation of property and equipment relating to purchase accounting. For the three months ended December 31, 2013 and 2012, also includes restructuring and restructuring related charges of $2.1 million and $7.2 million, respectively.  For the year ended December 31, 2013 and 2012, also includes restructuring and restructuring related charges of $52.8 million and $20.5 million, respectively. For all periods presented, also includes other adjustments which are detailed in Table 6.

(d)         Represents debt-related charges relating to the amortization of deferred debt financing costs and debt discounts.

(e)          Primarily represents impairment charges, debt extinguishment loss, inducement costs on coversion of debt to equity and premiums paid on debt

(f)           Represents a provision for income taxes derived utilizing a normalized income tax rate (35% for 2013 and 34% for 2012).

(g)          Adjusted diluted earnings per share represents a non-GAAP measure, see the accompanying reconciliations and definitions.

(h)         See footnote explanation in Table 1.

Table 3

HERTZ GLOBAL HOLDINGS, INC.

SEGMENT AND OTHER INFORMATION

(In millions, except per share amounts)

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
U.S. Car Rental	$1,476.3	$1,293.6	$6,324.4	$4,893.2
International Car Rental	544.2	514.5	2,382.5	2,268.5
Worldwide Equipment Rental	400.9	385.3	1,538.0	1,385.4
All Other Operations	134.9	126.3	527.0	477.8
Other reconciling items	—	—	—	—
	$2,556.3	$2,319.7	$10,771.9	$9,024.9

Depreciation of property and equipment:
U.S. Car Rental	$33.8	$27.2	$129.2	$99.3
International Car Rental	9.0	6.7	28.0	25.2
Worldwide Equipment Rental	8.7	9.4	33.9	34.1
All Other Operations	0.9	0.5	3.6	2.8
Other reconciling items	3.2	1.9	10.6	11.2
	$55.6	$45.7	$205.3	$172.6

Amortization of other intangible assets:
U.S. Car Rental	$16.2	$10.7	$64.6	$27.6
International Car Rental	2.3	1.6	7.6	6.9
Worldwide Equipment Rental	9.9	10.4	40.2	40.4
All Other Operations	1.8	1.8	7.2	7.2
Other reconciling items	0.4	0.5	1.9	1.8
	$30.6	$25.0	$121.5	$83.9

Income (loss) before income taxes:
U.S. Car Rental	$144.2	$98.9	$932.6	$707.0
International Car Rental	(34.5)	(26.6)	41.8	45.3
Worldwide Equipment Rental	63.7	51.5	233.3	151.8
All Other Operations	8.8	8.5	35.8	25.0
Other reconciling items	(119.9)	(175.4)	(580.4)	(487.7)
	$62.3	$(43.1)	$663.1	$441.4

Corporate EBITDA (a):
U.S. Car Rental	$201.8	$244.0	$1,218.8	$969.1
International Car Rental	30.7	(0.4)	182.3	130.8
Worldwide Equipment Rental	179.6	176.9	666.6	575.1
All Other Operations	14.1	11.0	52.7	39.2
Other reconciling items	(20.7)	(23.2)	(76.7)	(87.8)
	$405.5	$408.3	$2,043.7	$1,626.4

Adjusted pre-tax income (loss) (a):
U.S. Car Rental	$169.7	$217.6	$1,091.1	$872.8
International Car Rental	15.2	(11.0)	141.2	92.9
Worldwide Equipment Rental	85.4	82.4	292.1	226.2
All Other Operations	14.8	13.4	57.3	47.6
Other reconciling items	(98.8)	(91.7)	(428.5)	(347.2)
	$186.3	$210.7	$1,153.2	$892.3

Adjusted net income (loss) (a):
U.S. Car Rental	$110.3	$143.6	$709.2	$576.0
International Car Rental	9.9	(7.3)	91.8	61.3
Worldwide Equipment Rental	55.5	54.4	189.9	149.3
All Other Operations	9.6	8.8	34.0	31.4
Other reconciling items	(64.2)	(60.4)	(275.3)	(229.1)
	$121.1	$139.1	$749.6	$588.9

Weighted average number of diluted shares outstanding (a)	464.3	421.1	463.9	448.2

Adjusted diluted earnings per share (a)(b)	$0.26	$0.33	$1.63	$1.31

(a)                       Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

(b)                       See footnote explanation in Table 1.

Note:  “Other Reconciling Items” includes general corporate expenses and certain interest expense (including net interest on corporate debt). See Tables 5 and 6.

Table 4

HERTZ GLOBAL HOLDINGS, INC.

SELECTED OPERATING AND FINANCIAL DATA

Unaudited

	Three	Percent		Percent
	Months	change	Year	change
	Ended, or as	from	Ended, or as	from
	of December 31,	prior year	of December 31,	prior year
	2013	period	2013	period

Selected U.S. Car Rental Operating Data

Number of transactions (in thousands)	6,713	16.0%	27,093	23.6%
Transaction days (in thousands) (a)	32,875	16.1%	133,181	26.2%
Total RPD (b)	$44.91	(1.4)%	$47.00	1.5%
Average number of cars (Company-operated)	472,200	22.4%	468,500	31.2%
Average number of cars (Leased)	18,000	N/M	21,500	N/M
Revenue earning equipment, net (in millions)	$8,629.0	16.1%	$8,629.0	16.1%

Selected International Car Rental Operating Data

Number of transactions (in thousands)	1,806	4.5%	7,527	4.4%
Transaction days (in thousands) (a)	10,473	5.5%	45,019	4.1%
Total RPD (b)	$52.49	0.1%	$53.81	0.5%
Average number of cars (Company-operated)	154,300	3.6%	159,700	3.9%
Average number of cars (Leased)	1,400	0.0%	1,600	14.3%
Revenue earning equipment, net (in millions)	$2,047.1	(5.4)%	$2,047.1	(5.4)%

Selected Worldwide Equipment Rental Operating Data

Rental and rental related revenue (in millions) (b) (c)	$370.5	5.4%	$1,415.0	11.7%
Same store revenue growth , including growth initiatives (b) (c)	4.8%	(64.2)%	9.6%	11.6%
Average acquisition cost of rental equipment operated during the period (in millions)	$3,501.5	8.2%	$3,401.2	10.8%
Revenue earning equipment, net (in millions)	$2,416.3	9.7%	$2,416.3	9.7%

Selected All Other Operations Operating Data
Average number of cars during period (Donlen - under lease and maintenance)	173,800	7.0%	169,600	12.5%
Revenue earning equipment, net (in millions)	$1,101.0	0.5%	$1,101.0	0.5%

Other Financial Data (in millions)

Cash flows provided by operating activities	$753.5	25.5%	$3,589.7	32.5%
Free cash flow (b)	428.2	3.2%	448.7	(189.3)%
EBITDA (b)	960.5	27.1%	4,220.8	21.5%
Corporate EBITDA (b)	405.5	(0.6)%	2,043.7	25.7%

	December 31,	December 31,
	2013	2012
Selected Balance Sheet Data (in millions)
Cash and cash equivalents	$423.2	$545.5
Total revenue earning equipment, net	14,193.4	12,896.6
Total assets	24,588.4	23,264.3
Total debt	16,309.4	15,448.6
Net corporate debt (b)	5,992.4	5,942.2
Net fleet debt (b)	9,033.9	8,409.3
Total net debt (b)	15,026.3	14,351.5
Total equity	2,771.2	2,486.2

(a)              Transaction days represent the total number of days that vehicles were on rent in a given period.

(b)              Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

(c)               Based on 12/31/12 foreign exchange rates.

N/M Percentage change not meaningful.

Table 5

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS BY REPORTABLE SEGMENTS

(In millions, except per share amounts)

Unaudited

	Three Months Ended December 31, 2013						Three Months Ended December 31, 2012
					Other						Other
	U.S. Car	Int’l Car	Equipment	All Other	Reconciling		U.S. Car	Int’l Car	Equipment	All Other	Reconciling
	Rental	Rental	Rental	Operations	Items	Total	Rental	Rental	Rental	Operations	Items	Total
Total revenues:	$1,476.3	$544.2	$400.9	$134.9	$—	$2,556.3	$1,293.6	$514.5	$385.3	$126.3	$—	$2,319.7
Expenses:
Direct operating and selling, general and administrative	961.9	396.9	248.5	12.0	42.2	1,661.5	850.6	386.0	245.5	13.3	93.4	1,588.8
Depreciation of revenue earning equipment and lease charges	333.4	124.8	75.7	109.1	0.0	643.0	246.0	128.0	73.9	102.1	0.0	550.0
Interest expense	51.6	28.4	14.1	3.6	75.4	173.1	43.5	29.7	14.8	2.7	89.8	180.5
Interest income	(2.8)	(0.4)	(0.2)	(0.3)	(0.6)	(4.3)	(0.3)	(2.0)	0.0	(0.3)	0.0	(2.6)
Other (income) expense, net	(12.0)	29.0	(0.9)	1.7	2.9	20.7	54.9	(0.6)	(0.4)	0.0	(7.8)	46.1
Total expenses	1,332.1	578.7	337.2	126.1	119.9	2,494.0	1,194.7	541.1	333.8	117.8	175.4	2,362.8

Income (loss) before income taxes	$144.2	$(34.5)	$63.7	$8.8	$(119.9)	$62.3	$98.9	$(26.6)	$51.5	$8.5	$(175.4)	$(43.1)

	Year Ended December 31, 2013						Year Ended December 31, 2012
					Other						Other
	U.S. Car	Int’l Car	Equipment	All Other	Reconciling		U.S Car	Int’l Car	Equipment	All Other	Reconciling
	Rental	Rental	Rental	Operations	Items	Total	Rental	Rental	Rental	Operations	Items	Total
Total revenues:	$6,324.4	$2,382.5	$1,538.0	$527.0	$—	$10,771.9	$4,893.2	$2,268.5	$1,385.4	$477.8	$—	$9,024.9
Expenses:
Direct operating and selling, general and administrative	3,902.6	1,667.1	958.5	51.1	194.9	6,774.2	3,014.2	1,583.5	911.7	50.5	214.2	5,774.1
Depreciation of revenue earning equipment and lease charges	1,269.3	532.0	298.8	425.4	0.0	2,525.5	940.6	528.2	272.1	388.0	0.0	2,128.9
Interest expense	192.8	114.3	51.8	14.7	342.4	716.0	176.9	124.2	52.0	15.2	281.6	649.9
Interest income	(7.2)	(1.3)	(0.4)	(0.8)	(1.9)	(11.6)	(0.4)	(3.0)	(0.4)	(0.9)	(0.2)	(4.9)
Other (income) expense, net	34.3	28.6	(4.0)	0.8	45.0	104.7	54.9	(9.7)	(1.8)	0.0	(7.9)	35.5
Total expenses	5,391.8	2,340.7	1,304.7	491.2	580.4	10,108.8	4,186.2	2,223.2	1,233.6	452.8	487.7	8,583.5

Income (loss) before income taxes	$932.6	$41.8	$233.3	$35.8	$(580.4)	$663.1	$707.0	$45.3	$151.8	$25.0	$(487.7)	$441.4

Table 6

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions, except per share amounts)

Unaudited

ADJUSTED PRE-TAX INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS)

	Three Months Ended December 31, 2013						Three Months Ended December 31, 2012
					Other						Other
	U.S. Car	Int’l Car	Equipment	All Other	Reconciling		U.S. Car	Int’l Car	Equipment	All Other	Reconciling
	Rental	Rental	Rental	Operations	Items	Total	Rental	Rental	Rental	Operations	Items	Total
Income (loss) before income taxes	144.2	(34.5)	63.7	8.8	(119.9)	62.3	98.9	(26.6)	51.5	8.5	(175.4)	(43.1)
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	16.3	2.5	9.9	2.1	0.5	31.3	12.1	0.8	12.9	2.3	0.7	28.8
Depreciation of revenue earning equipment	—	—	—	1.2	—	1.2	—	1.7	—	2.4	—	4.1
Debt-related charges (b)	8.1	3.8	1.2	1.0	(0.3)	13.8	2.7	3.2	1.3	0.2	9.9	17.3
Restructuring charges (c)	4.5	2.7	6.0	—	6.2	19.4	(0.4)	9.6	1.7	—	1.1	12.0
Restructuring related charges (c)	0.1	6.4	1.6	—	(0.6)	7.5	2.9	—	(0.8)	—	0.4	2.5
Derivative (gains) losses (c)	—	0.1	—	—	0.4	0.5	—	0.3	—	—	0.7	1.0
Integration expenses (d)	6.1	—	—	—	4.8	10.9	—	—	—	—	—	—
Acquisition related costs (d)	—	—	—	—	4.8	4.8	96.4	—	—	—	47.7	144.1
Relocation costs (d)	—	—	—	—	3.4	3.4	—	—	—	—	—	—
Impairment charges and other (c)	—	—	—	—	—	—	—	—	—	—	—	—
Premiums paid on debt (f)	—	28.7	—	—	—	28.7	—	—	—	—	—	—
Other unusual/non-recurring (c)	(9.6)	5.5	3.0	1.7	1.9	2.5	5.0	—	15.8	—	23.2	44.0
Adjusted pre-tax income (loss)	169.7	15.2	85.4	14.8	(98.8)	186.3	217.6	(11.0)	82.4	13.4	(91.7)	210.7
Assumed (provision) benefit for income taxes (e)	(59.4)	(5.3)	(29.9)	(5.2)	34.6	(65.2)	(74.0)	3.7	(28.0)	(4.6)	31.3	(71.6)
Adjusted net income (loss)	$110.3	$9.9	$55.5	$9.6	$(64.2)	$121.1	$143.6	$(7.3)	$54.4	$8.8	$(60.4)	$139.1

	Year Ended December 31, 2013						Year Ended December 31, 2012
					Other						Other
	U.S. Car	Int’l Car	Equipment	All Other	Reconciling		U.S Car	Int’l Car	Equipment	All Other	Reconciling
	Rental	Rental	Rental	Operations	Items	Total	Rental	Rental	Rental	Operations	Items	Total
Income (loss) before income taxes	932.6	41.8	233.3	35.8	(580.4)	663.1	707.0	45.3	151.8	25.0	(487.7)	441.4
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	65.2	9.7	40.2	8.3	2.0	125.4	34.3	6.9	44.3	8.3	3.7	97.5
Depreciation of revenue earning equipment	—	—	—	6.8	—	6.8	—	1.7	—	10.4	—	12.1
Debt-related charges (b)	14.0	14.0	4.6	5.7	30.1	68.4	19.2	15.1	5.0	3.8	40.5	83.6
Restructuring charges (c)	22.8	19.3	8.4	—	26.5	77.0	5.3	21.1	8.8	—	2.8	38.0
Restructuring related charges (c)	2.8	15.9	1.7	—	1.4	21.8	5.6	2.4	0.5	0.3	2.3	11.1
Derivative (gains) losses (c)	0.2	0.3	—	—	0.5	1.0	—	0.4	—	(0.2)	0.7	0.9
Integration expenses (d)	18.1	—	—	—	21.9	40.0	—	—	—	—	—	—
Acquisition related costs (d)	—	—	—	—	18.5	18.5	96.4	—	—	—	67.3	163.7
Relocation costs (d)	—	—	—	—	7.8	7.8	—	—	—	—	—	—
Impairment charges and other (c)	44.0	—	—	—	—	44.0	—		—	—	—	—
Premiums paid on debt (f)	—	28.7	—	—	—	28.7	—	—	—	—	—	—
Other unusual/non-recurring (c)	(8.6)	11.5	3.9	0.7	43.2	50.7	5.0	—	15.8	—	23.2	44.0
Adjusted pre-tax income (loss)	1,091.1	141.2	292.1	57.3	(428.5)	1,153.2	872.8	92.9	226.2	47.6	(347.2)	892.3
Assumed (provision) benefit for income taxes (e)	(381.9)	(49.4)	(102.2)	(20.1)	150.0	(403.6)	(296.8)	(31.6)	(76.9)	(16.2)	118.1	(303.4)
Adjusted net income (loss)	$709.2	$91.8	$189.9	$37.2	$(278.5)	$749.6	$576.0	$61.3	$149.3	$31.4	$(229.1)	$588.9

(a)         Represents the purchase accounting effects of the December 21, 2005 acquisition on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of workers’ compensation and public liability and property damage liabilities.  Also represents the purchase accounting effects of certain subsequent acquisitions on our results of operations relating to increased depreciation and amortization of intangible assets.

(b)         Represents debt-related charges relating to the amortization of deferred debt financing costs and debt discounts.

(c)          Amounts are included within direct operating and selling, general and administrative and other (income) expense in our statement of operations.

(d)         Amounts are included within selling, general and administrative expense in our statement of operations.

(e)          Represents a provision for income taxes derived utilizing a normalized income tax rate (35% for 2013 and 34% for 2012).

(f)           Represents premiums paid to redeem the 8.50% Former European Fleet Notes in November 2013.

Table 7

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions)

Unaudited

FREE CASH FLOW, EBITDA, AND CORPORATE EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
FREE CASH FLOW (1)	2013	2012	2013	2012

Income before income taxes	$62.3	$86.5	$663.1	$571.0
Depreciation of property and equipment	55.6	45.7	205.3	172.6
Amortization of intangibles and debt costs	44.4	42.3	189.9	167.5
Cash paid for income taxes	(14.5)	(28.7)	(70.9)	(71.7)
Changes in assets and liabilities, net of effects of acquisitions, and other	(14.5)	51.6	157.3	(48.5)
Net cash provided by operating activities excluding depreciation of revenue earning equipment	133.3	197.4	1,144.7	790.9
U.S. car rental fleet growth (a)	(31.1)	339.7	(510.7)	86.4
International car rental fleet growth (a)	287.2	(28.3)	247.1	(201.8)
Equipment rental fleet growth (a)	23.3	(32.5)	(234.4)	(313.7)
All other operations rental fleet growth (a)	72.1	6.5	42.7	(31.6)
Property and equipment expenditures, net of disposals	(56.6)	(40.3)	(240.7)	(175.1)
Net investment activity	294.9	245.1	(696.0)	(635.8)
Free cash flow	$428.2	$442.5	$448.7	$155.1

(1) 2012 free cash flow excludes certain DTG acquisition related items of approximately $129.6 million as previously disclosed.

(a) Worldwide car rental fleet growth is defined as worldwide car rental fleet capital expenditures, net of proceeds from disposals, plus worldwide car rental fleet depreciation and net worldwide car rental fleet financing.  Worldwide equipment rental fleet growth is defined as worldwide equipment rental fleet expenditures, net of proceeds from disposals, plus depreciation. The calculation reflects the following:

	Three Months Ended December 31, 2013					Three Months Ended December 31, 2012
	U.S Car	Int’l Car	Equipment	All Other		U.S Car	Int’l Car	Equipment	All Other
FLEET GROWTH	Rental	Rental	Rental	Operations	Total	Rental	Rental	Rental	Operations	Total
Revenue earning equipment expenditures	$(662.3)	$(19.2)	$(90.0)	$(207.1)	$(978.6)	$(1,183.9)	$(344.0)	$(156.4)	$(244.0)	$(1,928.3)
Proceeds from disposal of revenue earning equipment	839.3	587.9	37.6	130.1	1,594.9	1,316.7	770.8	50.0	148.7	2,286.2
Net revenue earning equipment capital expenditures	177.0	568.7	(52.4)	(77.0)	616.3	132.8	426.8	(106.4)	(95.3)	357.9
Depreciation of revenue earning equipment	333.4	102.0	75.7	109.1	620.2	245.9	111.9	73.9	102.1	533.8
Net financing activity related to car rental fleet	(541.5)	(383.5)	—	40.0	(885.0)	(39.0)	(567.0)	—	(0.3)	(606.3)
Fleet growth	$(31.1)	$287.2	$23.3	$72.1	$351.5	$339.7	$(28.3)	$(32.5)	$6.5	$285.4

	Year Ended December 31, 2013					Year Ended December 31, 2012
	U.S Car	Int’l Car	Equipment	All Other		U.S Car	Int’l Car	Equipment	All Other
	Rental	Rental	Rental	Operations	Total	Rental	Rental	Rental	Operations	Total
Revenue earning equipment expenditures	$(6,024.3)	$(2,593.3)	$(671.5)	$(1,009.2)	$(10,298.3)	$(5,067.5)	$(2,586.0)	$(763.0)	$(1,196.3)	$(9,612.8)
Proceeds from disposal of revenue earning equipment	4,328.2	2,242.1	138.3	555.5	7,264.1	4,181.8	2,076.7	177.2	689.4	7,125.1
Net revenue earning equipment capital expenditures	(1,696.1)	(351.2)	(533.2)	(453.7)	(3,034.2)	(885.7)	(509.3)	(585.8)	(506.9)	(2,487.7)
Depreciation of revenue earning equipment	1,269.7	451.1	298.8	425.4	2,445.0	939.9	449.1	272.1	388.0	2,049.1
Net financing activity related to car rental fleet	(84.3)	147.2	—	71.0	133.9	32.2	(141.6)	—	87.3	(22.1)
Fleet growth	$(510.7)	$247.1	$(234.4)	$42.7	$(455.3)	$86.4	$(201.8)	$(313.7)	$(31.6)	$(460.7)

	Three Months Ended December 31, 2013						Three Months Ended December 31, 2012
					Other						Other
	U.S Car	Int’l Car	Equipment	All Other	Reconciling		U.S Car	Int’l Car	Equipment	All Other	Reconciling
EBITDA AND CORPORATE EBITDA	Rental	Rental	Rental	Operations	Items	Total	Rental	Rental	Rental	Operations	Items	Total

Income (loss) before income taxes	$144.2	$(34.5)	$63.7	$8.8	$(119.9)	$62.3	$98.9	$(26.6)	$51.5	$8.5	$(175.4)	$(43.1)
Depreciation and amortization	383.4	136.3	94.3	111.8	3.6	729.4	283.9	136.6	93.7	104.4	2.4	621.0
Interest, net of interest income	48.8	28.0	13.9	3.3	74.8	168.8	43.2	27.8	14.8	2.3	89.8	177.9
EBITDA	576.4	129.8	171.9	123.9	(41.5)	960.5	426.0	137.8	160.0	115.2	(83.2)	755.8
Adjustments:
Car rental fleet interest	(50.2)	(25.2)	—	(3.4)	—	(78.8)	(42.4)	(26.9)	—	(2.3)	—	(71.6)
Car rental fleet depreciation	(333.4)	(124.8)	—	(109.1)	—	(567.3)	(246.0)	(128.0)	—	(102.1)	—	(476.1)
Non-cash expenses and charges (b)	7.9	7.6	0.1	1.0	0.3	16.9	2.5	7.1	—	0.2	5.1	14.9
Extraordinary, unusual or non-recurring gains and losses (c)	1.1	43.3	7.6	1.7	20.5	74.2	103.9	9.6	16.7	—	54.9	185.1
Corporate EBITDA	$201.8	$30.7	$179.6	$14.1	$(20.7)	$405.5	$244.0	$(0.4)	$176.7	$11.0	$(23.2)	$408.1

	Year Ended December 31, 2013						Year Ended December 31, 2012
					Other						Other
	U.S Car	Int’l Car	Equipment	All Other	Reconciling		U.S Car	Int’l Car	Equipment	All Other	Reconciling
	Rental	Rental	Rental	Operations	Items	Total	Rental	Rental	Rental	Operations	Items	Total

Income (loss) before income taxes	$932.6	$41.8	$233.3	$35.8	$(580.4)	$663.1	$707.0	$45.3	$151.8	$25.0	$(487.7)	$441.4
Depreciation and amortization	1,463.1	568.6	372.9	436.2	12.5	2,853.3	1,067.5	561.3	346.6	398.0	13.0	2,386.4
Interest, net of interest income	185.6	113.0	51.4	13.9	340.5	704.4	176.5	121.2	51.6	14.3	281.4	645.0
EBITDA	2,581.3	723.4	657.6	485.9	(227.4)	4,220.8	1,951.0	727.8	550.0	437.3	(193.3)	3,472.8
Adjustments:
Car rental fleet interest	(185.3)	(102.4)	—	(14.2)	—	(301.9)	(172.0)	(111.5)	—	(13.9)	—	(297.4)
Car rental fleet depreciation	(1,269.3)	(532.0)	—	(425.4)	—	(2,226.7)	(940.6)	(528.2)	—	(388.0)	—	(1,856.8)
Non-cash expenses and charges (b)	13.0	17.9	0.1	5.7	31.4	68.1	18.4	19.2	—	3.5	27.4	68.5
Extraordinary, unusual or non-recurring gains and losses (c)	79.1	75.4	8.9	0.7	119.3	283.4	112.3	23.5	25.1	0.3	78.1	239.3
Corporate EBITDA	$1,218.8	$182.3	$666.6	$52.7	$(76.7)	$2,043.7	$969.1	$130.8	$575.1	$39.2	$(87.8)	$1,626.4

(b) As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges.  The adjustments reflect the following:

	Three Months Ended December 31, 2013						Three Months Ended December 31, 2012
					Other						Other
	U.S Car	Int’l Car	Equipment	All Other	Reconciling		U.S. Car	Int’l Car	Equipment	All Other	Reconciling
NON-CASH EXPENSES AND CHARGES	Rental	Rental	Rental	Operations	Items	Total	Rental	Rental	Rental	Operations	Items	Total

Non-cash amortization of debt costs included in car rental fleet interest	$7.9	$3.8	$—	$1.0	$—	$12.7	$2.5	$3.2	$—	$0.2	$—	$5.9
Non-cash stock-based employee compensation charges	—	3.7	0.1	—	(0.1)	3.7	—	3.6	—	—	4.4	8.0
Derivative gains	—	0.1	—	—	0.4	0.5	—	0.3	—	—	0.7	1.0
Total non-cash expenses and charges	$7.9	$7.6	$0.1	$1.0	$0.3	$16.9	$2.5	$7.1	$—	$0.2	$5.1	$14.9

2

	Year Ended December 31, 2013						Year Ended December 31, 2012
					Other						Other
	U.S Car	Int’l Car	Equipment	All Other	Reconciling		U.S Car	Int’l Car	Equipment	All Other	Reconciling
	Rental	Rental	Rental	Operations	Items	Total	Rental	Rental	Rental	Operations	Items	Total

Non-cash amortization of debt costs included in car rental fleet interest	$12.8	$14.0	$—	$5.6	$—	$32.4	$18.4	$15.2	$—	$3.7	$—	$37.3
Non-cash stock-based employee compensation charges	—	3.6	0.1	—	30.9	34.6	—	3.6	—	—	26.7	30.3
Derivative gains	0.2	0.3	—	0.1	0.5	1.1	—	0.4	—	(0.2)	0.7	0.9
Total non-cash expenses and charges	$13.0	$17.9	$0.1	$5.7	$31.4	$68.1	$18.4	$19.2	$—	$3.5	$27.4	$68.5

(c)  As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits.

The adjustments reflect the following:

	Three Months Ended December 31, 2013						Three Months Ended December 31, 2012
					Other						Other
EXTRAORDINARY, UNUSUAL OR	U.S Car	Int’l Car	Equipment	All Other	Reconciling		U.S. Car	Int’l Car	Equipment	All Other	Reconciling
NON-RECURRING ITEMS	Rental	Rental	Rental	Operations	Items	Total	Rental	Rental	Rental	Operations	Items	Total

Restructuring charges	$4.5	$2.7	$6.0	$—	$6.2	$19.4	$(0.4)	$9.6	$1.7	$—	$1.1	$12.0
Restructuring related charges	0.1	6.4	1.6	—	(0.6)	7.5	2.9	—	(0.8)	—	0.4	2.5
Acquisition related costs	—	—	—	—	4.8	4.8	96.4	—	—	—	47.7	144.1
Relocation costs	—	—	—	—	3.4	3.4	—	—	—	—	—	—
Integration expenses	6.1	—	—	—	4.8	10.9	—	—	—	—	—	—
Other	(9.6)	5.5	—	1.7	1.9	(0.5)	5.0	—	15.8	—	5.7	26.5
Premiums paid on debt	—	28.7	—	—	—	28.7	—	—	—	—	—	—
Total extraordinary, unusual or non-recurring items	$1.1	$43.3	$7.6	$1.7	$20.5	$74.2	$103.9	$9.6	$16.7	$—	$54.9	$185.1

	Year Ended December 31, 2013						Year Ended December 31, 2012
					Other						Other
	U.S Car	Int’l Car	Equipment	All Other	Reconciling		U.S Car	Int’l Car	Equipment	All Other	Reconciling
	Rental	Rental	Rental	Operations	Items	Total	Rental	Rental	Rental	Operations	Items	Total

Restructuring charges	$22.8	$19.3	$8.4	$—	$26.5	$77.0	$5.3	$21.1	$8.8	$—	$2.8	$38.0
Restructuring related charges	2.8	15.9	1.7	—	1.4	21.8	5.6	2.4	0.5	0.3	2.3	11.1
Acquisition related costs	—	—	—	—	18.5	18.5	96.4	—	—	—	67.3	163.7
Relocation costs	—	—	—	—	7.8	7.8	—	—	—	—	—	—
Integration expenses	18.1	—	—	—	21.9	40.0	—	—	—	—	—	—
Impairment charges and other	44.0	—	—	—	—	44.0	—	—	—	—	—	—
Other	(8.6)	11.5	(1.2)	0.7	43.2	45.6	5.0	—	15.8	—	5.7	26.5
Premiums paid on debt	—	28.7	—	—	—	28.7	—	—	—	—	—	—
Total extraordinary, unusual or non-recurring items	$79.1	$75.4	$8.9	$0.7	$119.3	$283.4	$112.3	$23.5	$25.1	$0.3	$78.1	$239.3

3

Table 8

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions, except as noted)

Unaudited

	Three Months Ended		Years Ended
RECONCILIATION FROM OPERATING	December 31,		December 31,
CASH FLOWS TO EBITDA:	2013	2012	2013	2012

Net cash provided by operating activities	$753.5	$600.5	$3,589.7	$2,709.8
Amortization of debt costs	(13.8)	(17.3)	(68.4)	(83.6)
Provision for losses on doubtful accounts	(7.5)	(14.9)	(45.9)	(38.3)
Derivative losses	(5.3)	(3.6)	(1.6)	(4.3)
Gain on sale of property and equipment	1.3	6.4	3.9	8.3
Loss on disposal of business	—	(55.0)	(4.1)	(46.3)
Income from equity investments	1.7	—	1.7	—
Impairment charges	—	—	(40.0)	—
Loss on revaluation of foreign denominated debt	—	—	—	(2.5)
Loss on extinguishment of debt	(7.2)	—	(34.7)	—
Stock-based compensation charges	(3.5)	(8.0)	(34.8)	(30.3)
Lease charges	22.8	16.2	80.5	79.8
Gain (loss) on revaluation of investment	—	8.5	—	8.5
Deferred income taxes	(82.8)	(22.5)	(241.3)	(124.6)
Provision for taxes on income	62.9	(6.3)	316.9	202.8
Interest expense, net of interest income	168.8	177.9	704.4	645.0
Changes in assets and liabilities	69.6	73.9	(5.5)	148.5
EBITDA	$960.5	$755.8	$4,220.8	$3,472.8

NET CORPORATE DEBT, NET FLEET DEBT	December 31,	September 30,	December 31,	September 30,	June 30,	December 31,
AND TOTAL NET DEBT	2013	2013	2012	2012	2012	2011

Total Corporate Debt	$6,503.8	$6,887.8	$6,545.3	$4,784.4	$4,767.9	$4,704.8
Total Fleet Debt	9,805.6	10,248.5	8,903.3	7,936.5	7,700.0	6,612.3
Total Debt	$16,309.4	$17,136.3	$15,448.6	$12,720.9	$12,467.9	$11,317.1

Corporate Restricted Cash
Restricted Cash, less:	$859.9	$521.3	$551.6	$376.8	$175.4	$308.0
Restricted Cash Associated with Fleet Debt	(771.7)	(456.6)	(494.0)	(302.2)	(104.0)	(213.6)
Corporate Restricted Cash	$88.2	$64.7	$57.6	$74.6	$71.4	$94.4

Net Corporate Debt
Corporate Debt, less:	$6,503.8	$6,887.8	$6,545.3	$4,784.4	$4,767.9	$4,704.8
Cash and Cash Equivalents	(423.2)	(548.7)	(545.5)	(453.4)	(586.2)	(931.8)
Corporate Restricted Cash	(88.2)	(64.7)	(57.6)	(74.6)	(71.4)	(94.4)
Net Corporate Debt	$5,992.4	$6,274.4	$5,942.2	$4,256.4	$4,110.3	$3,678.6

Net Fleet Debt
Fleet Debt, less:	$9,805.6	$10,248.5	$8,903.3	$7,936.5	$7,700.0	$6,612.3
Restricted Cash Associated with Fleet Debt	(771.7)	(456.6)	(494.0)	(302.2)	(104.0)	(213.6)
Net Fleet Debt	$9,033.9	$9,791.9	$8,409.3	$7,634.3	$7,596.0	$6,398.7

Total Net Debt	$15,026.3	$16,066.3	$14,351.5	$11,890.7	$11,706.3	$10,077.3

	Three Months Ended December 31,
	U.S. Car Rental		International Car Rental
TOTAL RPD (a)	2013	2012	2013	2012

Car rental segment revenues (b)	$1,476.3	$1,293.6	$544.2	$514.5
Advantage sublease revenue	—	(3.7)	—	—
Foreign currency adjustment	—	—	5.5	5.9
Total rental revenue	$1,476.3	$1,289.9	$549.7	$520.4
Transactions days (in thousands)	32,875	28,324	10,473	9,924
Total RPD (in whole dollars)	$44.91	$45.54	$52.49	$52.44

	Twelve Months Ended December 31,
	U.S. Car Rental		International Car Rental
TOTAL RPD (a)	2013	2012	2013	2012

Car rental segment revenues (b)	$6,324.4	$4,893.2	$2,382.5	$2,268.5
Advantage sublease revenue	(65.0)	(3.7)	—	—
Foreign currency adjustment	—	—	40.1	46.0
Total rental revenue	$6,259.4	$4,889.5	$2,422.6	$2,314.5
Transactions days (in thousands)	133,181	105,539	45,019	43,248
Total RPD (in whole dollars)	$47.00	$46.33	$53.81	$53.52

	Three Months Ended		Twelve Months Ended
EQUIPMENT RENTAL AND RENTAL	December 31,		December 31,
RELATED REVENUE (a)	2013	2012	2013	2012

Equipment rental segment revenues	$400.9	$385.3	$1,538.0	$1,385.4
Equipment sales and other revenue	(33.5)	(33.9)	(132.3)	(122.9)
Foreign currency adjustment	3.1	0.2	9.3	4.0
Rental and rental related revenue	$370.5	$351.6	$1,415.0	$1,266.5

(a)                                 Based on 12/31/13 foreign exchange rates.

(b)                                 Includes U.S. off-airport revenues of $356.7 million and $325.2 million for the three months ended December 31, 2013 and 2012, respectively, and $1,454.5 and $1,305.7 million for the twelve months ended December 31, 2013 and 2012, respectively.  Also includes revenue from licensee transactions, among other items.

Exhibit 1

Non-GAAP Measures: Definitions and Use/Importance

Hertz Global Holdings, Inc. (“Hertz Holdings”) is our top-level holding company.  The Hertz Corporation (“Hertz”) is our primary operating company.  The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures utilized in Hertz Holdings’ March 18, 2014 Press Release are set forth below. Also set forth below is a summary of the reasons why management of Hertz Holdings and Hertz believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding Hertz Holdings’ and Hertz’s financial condition and results of operations and additional purposes, if any, for which management of Hertz Holdings and Hertz utilize the non-GAAP measures.

1. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Corporate EBITDA

EBITDA is defined as net income before net interest expense, income taxes and depreciation (which includes revenue earning equipment lease charges) and amortization. Corporate EBITDA, as presented herein, represents EBITDA as adjusted for car rental fleet interest, car rental fleet depreciation and certain other items, as described in more detail in the accompanying tables.

Management uses EBITDA and Corporate EBITDA as operating performance and liquidity metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends. Further, EBITDA enables management and investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses, which enables management and investors to evaluate our two business segments that are financed differently and have different depreciation characteristics and compare our performance against companies with different capital structures and depreciation policies. We also present Corporate EBITDA as a supplemental measure because such information is utilized in the calculation of financial covenants under Hertz’s senior credit facilities.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities.

2. Adjusted Pre-Tax Income

Adjusted pre-tax income is calculated as income before income taxes plus non-cash purchase accounting charges, debt-related charges relating to the amortization of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above.  It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability.  Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally.

3. Adjusted Net Income

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a normalized income tax rate (35% in 2013 and 34% in 2012) and noncontrolling interest. The normalized income tax rate is management’s estimate of our long-term tax rate.  Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, debt-related charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

4. Adjusted Diluted Earnings Per Share

Adjusted diluted earnings per share is calculated as adjusted net income divided by, for the three months ended December 31, 2013, 464.3 million which represents the weighted average diluted shares outstanding for the period, for the twelve months ended December 31, 2013, 463.9 million which represents the weighted average diluted shares outstanding for the period and for the three months ended December 31, 2012, 421.1 million which represents the weighted average diluted shares outstanding for the period, for the twelve months ended December 31, 2012, 448.2 million represents the weighted average diluted shares outstanding for the period. Adjusted diluted earnings per share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, debt-related charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

5. Transaction Days

Transaction days represent the total number of days that vehicles were on rent in a given period.

6. Car Rental Revenue, Total RPD and Total Rental Revenue Per Transaction

Car rental revenue consists of all revenue (including U.S. and International), net of discounts, associated with the rental of cars including charges for optional insurance products, revenue from fleet subleases, and licensee transactions.  But for purposes of calculating total revenue per transaction day, or “Total RPD,” we exclude revenue from fleet subleases. Total RPD is calculated as total revenue less revenue from fleet subleases, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and investors as it represents the best measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control.

7. Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants.

8. Same Store Revenue Growth/Decline

Same store revenue growth or decline is calculated as the year over year change in revenue for locations that are open at the end of the period reported and have been operating under our direction for more than twelve months. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

9. Free Cash Flow

Free cash flow is calculated as Net cash provided by operating activities less revenue earning equipment expenditures, net of disposal proceeds and car rental fleet financing, less non-fleet capital expenditures, net of non-fleet disposals. Free cash flow is important to management and investors as it represents the cash available for acquisitions and the reduction of corporate debt.

10. Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and corporate restricted cash.  Corporate debt consists of our Senior Term Facility; Senior ABL Facility; Senior Notes; Senior Subordinated Notes, Convertible Senior Notes; and certain other indebtedness of our domestic and foreign subsidiaries. Net Corporate Debt is important to management, investors and ratings agencies as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is fully collateralized by assets not available to lenders under the non-fleet debt facilities.

11. Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and cash equivalents that are not readily available for our normal disbursements. Total restricted cash and equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, our like-kind exchange programs and to satisfy certain of our self-insurance regulatory reserve requirements. Corporate restricted cash is calculated as total restricted cash less restricted cash associated with fleet debt.

12. Net Fleet Debt

Net fleet debt is calculated as total fleet debt less restricted cash associated with fleet debt.  As of December 31, 2013, fleet debt consists of HVF U.S. Fleet Variable Funding Notes, HVF U.S. Fleet Medium Term Notes, RCFC U.S. Fleet Medium Term Notes, HVF II U.S. Fleet Variable Funding Notes, HFLF Variable Funding Notes, HFLF Medium Term Notes, U.S. Fleet Financing Facility, European Revolving Credit Facility, European Fleet Notes, European Securitization, Hertz-Sponsored Canadian Securitization, Dollar Thrifty-Sponsored Canadian Securitization, Australian Securitization, Brazilian Fleet Financing and Capitalized Leases relating to revenue earning equipment. This measure is important to management, investors and ratings agencies as it helps measure our leverage.

13. Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Restricted cash associated with fleet debt is restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities and our car rental like-kind exchange program.

14. Total Net Debt

Total net debt is calculated as net corporate debt plus net fleet debt.  This measure is important to management, investors and ratings agencies as it helps measure our leverage.